United States securities and exchange commission logo





                    January 12, 2023

       James F. Brunk
       Chief Financial Officer
       Mohawk Industries, Inc.
       160 S. Industrial Blvd.
       Calhoun, GA 30701

                                                        Re: Mohawk Industries,
Inc.
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed February 23,
2022
                                                            File No. 001-13697

       Dear James F. Brunk:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing